Exhibit 99.1

ADTRAN, Inc. Reports Results for Second Quarter 2010 and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala.--(BUSINESS WIRE)--July 13, 2010--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the second quarter of 2010. Sales increased 24% to a record level of $150,361,000 for the quarter, compared to $121,528,000 for the second quarter of 2009. Operating income increased 48% to $38,617,000 for the quarter compared to $26,135,000 for the second quarter of 2009. Net income increased 47% to $27,751,000 for the quarter, compared to $18,839,000 for the second quarter of 2009. Earnings per share, assuming dilution, increased 47% to $0.44 for the quarter, compared to $0.30 for the second quarter of 2009.

ADTRAN Chief Executive Officer Tom Stanton stated, “Strong demand for high speed connectivity coupled with increasing demand for Ethernet services led to our record revenue performance. Our Broadband Access category led this increase achieving 43% growth over the prior year and setting a new record level. This was followed by our Internetworking category which posted 37% year over year growth, also achieving a record level. With this quarter showing growth across all our carrier segments and all our enterprise channels, we feel confident that our industry leading product portfolio will continue to see benefit from carriers and enterprises as they upgrade their infrastructure to take advantage of the capabilities and savings offered by network convergence.”

The Company also reported that the provision for income taxes in the second quarter of 2010 did not include a benefit from research tax credits due to delays in federal legislation required to extend research tax credits for the 2010 year.

The Company reported that stock-based compensation expense for the second quarter of 2010 reduced diluted earnings per share by $0.03 compared to a reduction of $0.02 for the second quarter of 2009.

The Company also announced that its Board of Directors declared a cash dividend for the second quarter of 2010. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on July 29, 2010. The ex-dividend date is July 27, 2010 and the payment date is August 12, 2010.

The Company confirmed that its second quarter conference call will be held Wednesday, July 14, 2010 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,700 solutions for use in the last mile of today's telecommunications networks. Widely deployed by carriers and enterprises alike, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major U.S. service provider and many global ones, as well as by thousands of public, private and governmental organizations worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended March 31, 2010. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet Unaudited (In thousands)

	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$29,507	$24,135
Short-term investments	150,403	172,469
Accounts receivable, net	71,640	68,044
Other receivables	8,026	4,097
Inventory, net	63,947	45,674
Prepaid expenses	3,302	2,795
Deferred tax assets, net	9,361	8,603
Total current assets	336,186	325,817

Property, plant and equipment, net	74,046	74,309
Other assets	2,130	2,168
Long-term investments	210,358	162,169

Total assets	$622,720	$564,463

Liabilities and Stockholders' Equity
Accounts payable	$44,294	$25,782
Unearned revenue	7,737	7,138
Accrued expenses	5,537	4,202
Accrued wages and benefits	12,412	7,634
Income tax payable, net	3,909	3,017
Total current liabilities	73,889	47,773

Deferred tax liabilities, net	2,852	5,035
Other non-current liabilities	10,491	11,390
Bonds payable	47,750	47,750
Total liabilities	134,982	111,948

Stockholders' equity	487,738	452,515

Total liabilities and stockholders' equity	$622,720	$564,463

Consolidated Statements of Income (In thousands, except per share data) Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Sales	$150,361	$121,528	$277,388	$231,892
Cost of Sales	61,032	49,838	112,731	92,742

Gross Profit	89,329	71,690	164,657	139,150

Selling, general and administrative expenses	28,455	24,885	55,659	48,582
Research and development expenses	22,257	20,670	45,036	41,532

Operating income	38,617	26,135	63,962	49,036

Interest and dividend income	1,654	1,837	3,181	3,475
Interest expense	(595)	(609)	(1,198)	(1,212)
Net realized investment gain (loss)	2,464	995	4,656	(2,203)
Other income (expense), net	(188)	100	(375)	(35)

Income before provision for income taxes	41,952	28,458	70,226	49,061

Provision for income taxes	(14,201)	(9,619)	(24,281)	(15,038)

Net Income	$27,751	$18,839	$45,945	$34,023

Weighted average shares outstanding - basic	62,172	62,358	62,086	62,241
Weighted average shares outstanding - diluted (1)	63,488	63,141	63,281	62,858

Earnings per common share - basic	$0.45	$0.30	$0.74	$0.55
Earnings per common share - diluted (1)	$0.44	$0.30	$0.73	$0.54

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Supplemental Information Stock Based Compensation Expense (In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Stock-based compensation expense included in cost of sales	$73	$59	$141	$130

Selling, general and administrative expense	835	674	1,585	1,502
Research and development expense	900	859	1,771	1,779

Stock-based compensation expense included in operating expenses	1,735	1,533	3,356	3,281

Total stock-based compensation expense	1,808	1,592	3,497	3,411
Tax benefit for expense associated with non-qualified options	(195)	(156)	(372)	(296)

Total stock-based compensation expense, net of tax	$1,613	$1,436	$3,125	$3,115

Consolidated Statements of Cash Flow Unaudited (In thousands)

	Six months ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income	$45,945	$34,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,218	5,008
Amortization of net premium on available-for-sale investments	2,211	1,643
Net realized (gain) loss on long-term investments	(4,656)	2,203
Net (gain) loss on disposal of property, plant and equipment	12	(22)
Stock-based compensation expense	3,497	3,411
Deferred income taxes	(2,183)	(1,625)
Tax benefit from stock option exercises	1,757	542
Excess tax benefit from stock-based compensation arrangements	(1,579)	(354)
Change in operating assets and liabilities:
Accounts receivable, net	(3,596)	(11,241)
Other receivables	(3,929)	(2,765)
Inventory	(18,273)	(936)
Prepaid expenses and other assets	(647)	591
Accounts payable	18,512	2,657
Accrued expenses and other liabilities	5,798	3,642
Income tax payable, net	892	5,706
Net cash provided by operating activities	48,979	42,483

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,789)	(3,928)
Proceeds from sales and maturities of available-for-sale investments	111,985	107,512
Purchases of available-for-sale investments	(137,688)	(147,580)
Net cash used in investing activities	(30,492)	(43,996)

Cash flows from financing activities:
Proceeds from stock option exercises	7,409	8,420
Purchases of treasury stock	(10,330)	(1,430)
Dividend payments	(11,171)	(11,179)
Excess tax benefits from stock-based compensation arrangements	1,579	354
Net cash used in financing activities	(12,513)	(3,835)

Net increase (decrease) in cash and cash equivalents	5,974	(5,348)
Effect of exchange rate changes	(602)	1,631
Cash and cash equivalents, beginning of period	24,135	41,909

Cash and cash equivalents, end of period	$29,507	$38,192

CONTACT:
ADTRAN, Inc.
Jim Matthews, 256-963-8775
Senior Vice President/CFO
or
INVESTOR SERVICES/ASSISTANCE:
Gayle Ellis, 256-963-8220